Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information included herein presents the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations based upon the combined audited and unaudited historical financial statements of Eldorado Resorts, Inc., a Nevada corporation (“ERI” or the “Company”), Isle of Capri Casinos, Inc. (“Isle”) acquired on May 1, 2017 (the “Isle Acquisition”) and Elgin Riverboat Resort-Riverboat Casino, an Illinois general partnership (“Elgin”) after giving effect to the acquisitions, the sale of Presque Isle Downs and Lady Luck Nemacolin (the “Dispositions”), the Isle Transaction (consummated May 1, 2017) (together the “Combined Transactions”), and the adjustments described in the accompanying notes.

The Elgin Acquisition

On April 15, 2018, the Company entered into a definitive agreement to acquire the Grand Victoria Casino in Elgin, Illinois (the “Elgin Acquisition”) for $327.5 million in cash, as adjusted pursuant to a customary working capital adjustment. The transaction closed on August 7, 2018 and was funded using cash from the Company’s ongoing operations and borrowings under ERI’s revolving credit facility. As a result of the Elgin Acquisition, Elgin became a wholly-owned subsidiary of the Company. The Grand Victoria Casino Elgin is a riverboat casino located about forty miles west of Chicago, with an approximate 29,850 square feet facility consisting of approximately 1,100 slot machines and 36 table games.

The Dispositions

On February 28, 2018, ERI entered into an agreement to sell substantially all of the assets and liabilities of Presque Isle Downs and Lady Luck Vicksburg, subsidiaries of the Company, to Churchill Downs Incorporated (“CDI”). Under the terms of the agreements, CDI agreed to purchase Presque Isle Downs for cash consideration of approximately $178.9 million and Lady Luck Vicksburg for cash consideration of approximately $50.6 million, in each case subject to a customary working capital adjustment.

The definitive agreements provided that the transactions were subject to receipt of required regulatory approvals, termination of the waiting period under the Hart-Scott-Rodino Act and other customary closing conditions, including, in the case of Presque Isle Downs, the prior closing of the sale of Lady Luck Vicksburg or the entry into an agreement to acquire another asset of the Company. On May 7, 2018, the Company and CDI each received a Request for Additional Information and Documentary Materials, often referred to as a “Second Request,” from the Federal Trade Commission in connection with its review of the Lady Luck Vicksburg acquisition. Following receipt of, and in consideration of the time and expense needed to reply to, the Second Request, pursuant to a termination agreement and release, dated as of July 6, 2018, by and among CDI, ERI and a wholly-owned subsidiary of ERI, the Company and CDI mutually agreed to terminate the asset purchase agreement with respect to the Lady Luck Vicksburg transaction.

In connection with the termination of the Lady Luck Vicksburg acquisition, CDI agreed to pay the Company a $5.0 million termination fee, subject to the parties’ execution of a definitive agreement to acquire and assume the Company’s rights and obligations to operate Lady Luck Nemacolin. On August 13, 2018, ERI entered into an agreement pursuant to which CDI will acquire Nemacolin for cash consideration of $100,000, subject to a customary working capital adjustment. Substantially concurrent with the execution of the purchase agreement for the Nemacolin Transaction, CDI paid the Company the $5.0 million termination fee related Lady Luck Vicksburg.

The Isle Acquisition

On May 1, 2017, ERI completed the Isle Acquisition for a total purchase consideration of $1.93 billion and Isle became a wholly-owned subsidiary of ERI.

In connection with the Isle Acquisition, the Company completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300.0 million and (b) $375.0 million of 6.0% senior unsecured notes.

Basis for Historical Information

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Combined Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Combined Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Income Statements, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Income Statements for the six months ended June 30, 2018 and for the year ended December 31, 2017 do not reflect non-recurring charges that will be incurred in connection with the Combined Transactions. The Unaudited Pro Forma Income Statements also do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Combined Transactions nor does it include any costs associated with severance, restructuring or integration activities resulting from the Combined Transactions, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the Combined Transactions. However, such costs could affect the combined company following the Combined Transactions in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Combined Transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2018

(Dollars in Thousands)

	Historical		Pro Forma Adjustments
	As of June 30, 2018		As of June 30, 2018					As of June 30, 2018
	ERI	Elgin	ERI Dispositions (Note 3(i))	Vicksburg Reclassification (Note 3(j))	Elgin Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$202,016	$28,261	$170,617	$—	$—	$(196,058	) (a)	$204,836
Restricted cash	4,683	—	—	—	—	—		4,683
Marketable securities	17,066	—	—	—	—	—		17,066
Accounts receivable, net	34,808	125	—	100	—	—		35,033
Due from affiliates	125	—	—	—	—	—		125
Inventories	14,847	393	—	252	—	—		15,492
Prepaid income taxes	187	—	—	—	—	—		187
Prepaid expenses and other	30,469	1,157	—	275	868	—		32,769
Assets held for sale	201,202	—	(153,197)	(48,005)	—	—		—

Total current assets	505,403	29,936	17,420	(47,378)	868	(196,058)		310,191
Property and equipment, net	1,400,088	35,227	(5,041)	35,852	—	23,753	(b)	1,489,879
Goodwill	719,254	—	—	8,806	—	54,952	(c)	783,012
Non-operating real property	14,030	—	—	—	—	—		14,030
Intangible asset, net	915,936	—	—	2,720	—	205,000	(c)	1,123,656
Other assets, net	45,035	961	—	—	(868)	—		45,128

Total assets	$3,599,746	$66,124	$12,379	$—	$—	$87,647		$3,765,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$486	$—	$—	$—	$—	$—		$486
Accounts payable	28,949	914	—	175	61	—		30,099
Due to affiliates	20	130	—	—	—	—		150
Accrued property, gaming and other taxes	35,133	—	—	—	6,915	—		42,048
Accrued payroll and related	50,936	—	—	300	3,268	—		54,504
Accrued interest	26,788	—	—	—	—	—		26,788
Income tax payable	222	—	—	—	—	—		222
Accrued other liabilities	69,341	19,281	725	379	(9,376)	(250	) (d)	80,100
Liabilities related to assets held for sale	5,817	—	(4,963)	(854)	—	—		—

Total current liabilities	217,692	20,325	(4,238)	—	868	(250)		234,397
Long-term debt, less current portion	2,190,749	—	—	—	—	128,358	(e)	2,319,107
Deferred income taxes	176,607	—	—	—	—	—		176,607
Other long-term liabilities	17,975	868	(2,780)	—	(868)	—		15,195

Total liabilities	2,603,023	21,193	(7,018)	—	—	128,108		2,745,306
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	1	—	—	—	—	—		1
Paid-in capital	744,020	—	—	—	—	—		744,020
Retained earnings / partners’ equity	252,623	44,931	19,397	—	—	(40,461	) (f)	276,490
Accumulated other comprehensive income	79	—	—	—	—	—		79

Total stockholders’ / partners’ equity	996,723	44,931	19,397	—	—	(40,461)		1,020,590

Total liabilities and stockholders’ / partners’ equity	$3,599,746	$66,124	$12,379	$—	$—	$87,647		$3,765,896

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2017

(Dollars in Thousands, Except Share and Per Share Data)

	Pro Forma	Historical	Pro Forma Adjustments
	Fiscal Year Ended December 31, 2017	Twelve Months Ended December 31, 2017	Twelve Months Ended December 31, 2017				Fiscal Year Ended December 31, 2017
	ERI (Adjusted for acquisition of Isle) (Note 3(l))	Elgin	ERI Dispositions (Note 3(i))	Elgin Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
REVENUES:
Casino	$1,356,764	$156,972	$(143,806)	$(7,794)	$—		$1,362,136
Pari-mutuel commissions	18,442	—	(2,630)	—	—		15,812
Food and beverage	231,001	12,522	(11,089)	189	—		232,623
Hotel	147,895	—	—	—	—		147,895
Other	55,265	6,391	(2,785)	(4,171)	—		54,700

Total revenues	1,809,367	175,885	(160,310)	(11,776)	—		1,813,166
Less: promotional allowances	—	(11,776)	—	11,776	—		—

Net operating revenues	1,809,367	164,109	(160,310)	—	—		1,813,166

EXPENSES:
Casino	685,187	89,615	(97,484)	(17,328)	—		659,990
Pari-mutuel commissions	17,177	—	(3,259)	—	—		13,918
Food and beverage	185,335	4,499	(9,894)	7,384	—		187,324
Hotel	53,413	—	—	—	—		53,413
Other	34,214	14,710	(1,778)	(9,028)	—		38,118
Marketing and promotions	103,008	—	(7,627)	10,104	—		105,485
General and administrative	297,355	11,436	(20,953)	18,001	—		305,839
Corporate	39,186	—	—	—	—		39,186
Impairment charges	38,016	—	—	—	—		38,016
Depreciation and amortization	125,066	7,104	(7,898)	—	5,249	(b), (c)	129,521
Charitable donations	—	7,449	—	(7,449)	—		—
Preferred distribution	—	1,684	—	(1,684)	—		—

Total operating expenses	1,577,957	136,497	(148,893)	—	5,249		1,570,810
Gain (loss) on sale of disposal of property and equipment	(470)	—	120	—	—		(350)
Proceeds from terminated sale	20,000	—	—	—	—		20,000
Transaction expenses	(92,777)	—	—	—	—		(92,777)
Equity loss of unconsolidated affiliates	(367)	—	—	—	—		(367)

Operating income (loss)	157,796	27,612	(11,297)	—	(5,249)		168,862
OTHER INCOME (EXPENSE):
Interest expense, net	(119,324)	2	5,573	—	(6,572	)(e)	(120,321)
Loss from extinguishment of debt	(40,220)	—	—	—	—		(40,220)

Total other expense	(159,544)	2	5,573	—	(6,572)		(160,541)

NET INCOME (LOSS) BEFORE INCOME TAXES	(1,748)	27,614	(5,724)	—	(11,821)		8,321
(Provision) benefit for income taxes	104,787	—	3,866	—	(6,318	)(k)	102,335

NET INCOME	$103,039	$27,614	$(1,858)	$—	$(18,139)		$110,656

Net Income per share of Common Stock:
Basic	$1.53						$1.65
Diluted	$1.51						$1.62

Weighted Average Basic Shares Outstanding	67,133,531						67,133,531
Weighted Average Diluted Shares Outstanding	68,102,814						68,102,814

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

SIX MONTHS ENDED JUNE 30, 2018

(Dollars in Thousands, Except Share and Per Share Data)

	Historical		Pro Forma Adjustments
		Six Months Ended June 30, 2018	Six Months Ended June 30, 2018				Six Months Ended June 30, 2018
	ERI	Elgin	ERI Dispositions (Note 3(i))	Elgin Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
REVENUES:
Casino	$683,133	$76,892	$(78,667)	$(3,456)	$—		$677,902
Pari-mutuel commissions	9,115	—	(1,005)	—	—		8,110
Food and beverage	106,491	5,985	(5,750)	—	—		106,726
Hotel	69,667	—	—	—	—		69,667
Other	28,588	2,666	(1,565)	(1,840)	—		27,849

Total revenues	896,994	85,543	(86,987)	(5,296)	—		890,254
Less: promotional allowances	—	(5,296)	—	5,296	—		—

Net operating revenues	896,994	80,247	(86,987)	—	—		890,254
EXPENSES:
Casino	331,203	41,972	(53,893)	(7,568)	—		311,714
Pari-mutuel commissions	8,293	—	(1,373)	—	—		6,920
Food and beverage	89,546	2,393	(4,970)	3,256	—		90,225
Hotel	26,201	—	—	—	—		26,201
Other	15,715	5,733	(746)	(3,711)	—		16,991
Marketing and promotions	43,133	—	(3,226)	3,399	—		43,306
General and administrative	147,947	6,266	(12,190)	10,029	(380	) (g)	151,672
Corporate	23,801	—	—	—	—		23,801
Impairment charges	9,815	—	—	—	—		9,815
Charitable donations	—	4,597	—	(4,597)	—		—
Depreciation and amortization	63,444	3,693	(1,577)	—	2,483	(b), (c)	68,043
Preferred distribution	—	808	—	(808)	—		—

Total operating expenses	759,098	65,462	(77,975)	—	2,103		748,688
Loss sale of disposal of property and equipment	(283)	—	(16)	—	—		(299)
Transaction expenses	(5,952)	—	—	—	1,316	(h)	(4,636)
Equity loss of unconsolidated affiliates	(53)	—	—	—	—		(53)

OPERATING INCOME	131,608	14,785	(9,028)	—	(787)		136,578
OTHER INCOME (EXPENSE):
Interest expense, net	(62,494)	3	3,287	—	(3,286	) (e)	(62,490)
Loss on extinguishment of debt	(162)	—	—	—	—		(162)

Total other expense	(62,656)	3	3,287	—	(3,286)		(62,652)

NET INCOME (LOSS) BEFORE INCOME TAXES	68,952	14,788	(5,741)	—	(4,073)		73,926
(Provision) benefit for income taxes	(11,301)	—	1,040	—	(2,678	) (k)	(12,939)

NET INCOME	$57,651	$14,788	$(4,701)	$—	$(6,751)		$60,987

Net Income per share of Common Stock:
Basic	$0.74						$0.79
Diluted	$0.74						$0.78

Weighted Average Basic Shares Outstanding	77,406,447						77,406,447
Weighted Average Diluted Shares Outstanding	78,169,629						78,169,629

Note 1—BASIS OF PRESENTATION

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	the Elgin Acquisition;

•	the Dispositions; and

•	the Isle Acquisition.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Combined Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company. The historical information of ERI (including Isle) and Elgin is presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unaudited pro forma condensed combined balance sheet (the “Unaudited Pro Forma Balance Sheet”) as of June 30, 2018 was prepared using the historical unaudited consolidated balance sheets of ERI and Elgin as of June 30, 2018, respectively, and shows the combined financial position of ERI and Elgin as if the Elgin Acquisition and the Dispositions had occurred on June 30, 2018. The Isle Acquisition is already reflected in ERI’s historical unaudited consolidated balance sheet as of June 30, 2018. Therefore, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the Isle Acquisition.

The unaudited pro forma condensed combined statements of operations (the “Unaudited Pro Forma Income Statements”) for the six months ended June 30, 2018 and the year ended December 31, 2017, give effect to the Elgin Acquisition, the Dispositions, and the Isle Acquisition as if they had occurred on January 1, 2017 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations. The Isle Acquisition was consummated on May 1, 2017, and as such, is already reflected in ERI’s historical audited consolidated statement of operations for the period from May 1, 2017 to December 31, 2017 and historical unaudited consolidated statement of operations for the six months ended June 30, 2018. Accordingly, the effect of the Isle Acquisition for the period January 1, 2017 to April 30, 2017 is included in ERI’s unaudited pro forma condensed statement of operations for the fiscal year ended December 31, 2017 (see Note 3(l) for additional discussion).

ERI’s historical financial and operating data for the year ended December 31, 2017 and the six months ended June 30, 2018 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2017 and from its unaudited consolidated financial statements for the six months ended June 30, 2018. The historical financial and operating data for Elgin for the year ended December 31, 2017 and the six months ended June 30, 2018 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2017 and from its unaudited consolidated financial statements for the six months ended June 30, 2018.

Note that certain reclassifications have been made to the historical financial statements of Elgin to align their presentation in the Unaudited Pro Forma Financial Statements. Additionally, in May 2014 (amended January 2017), the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” (ASC Topic 606) which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and eliminates existing industry guidance, including revenue recognition guidance specific to the gaming industry. Public entities were required to adopt ASC Topic 606 effective for interim and annual periods beginning after December 15, 2017. ERI adopted this standard effective January 1, 2018, and elected to apply the full retrospective adoption method. Elgin had not adopted this standard prior to the acquisition by ERI.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with ERI treated as the accounting acquirer of the Elgin Acquisition and the Isle Acquisition, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

Note 2—CALCULATION OF ESTIMATED PURCHASE CONSIDERATION

The total estimated purchase consideration for the purpose of this pro forma financial information is $328.9 million. The purchase consideration in the acquisition was determined with reference to its acquisition date fair value.

Purchase Price Calculation

Purchase consideration calculation (dollars in thousands)
Cash consideration paid	$327,500
Estimated working capital and other adjustments	1,386

Estimated purchase consideration	$328,886

For pro forma purposes, the fair value of consideration given and thus the estimated purchase price was determined based upon the gross purchase of $327.5 million, and estimated working capital and other adjustments of $1.4 million. The working capital adjustment is subject to finalization within 100 days of the Elgin Acquisition date pursuant to the terms of the purchase agreement; however, no material adjustments are anticipated.

Preliminary Purchase Price Accounting

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Elgin are recorded at the acquisition date fair values and added to those of ERI. The pro forma adjustments on the condensed combined balance sheet are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of June 30, 2018 and have been prepared to illustrate the estimated effect of the Elgin Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price accounting is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Elgin, with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$30,804
Property and equipment	58,980
Goodwill	54,952
Intangible assets(i)	205,000
Other noncurrent assets	93

Total assets	349,829
Current liabilities	(20,943)

Total liabilities	(20,943)

Net assets acquired	$328,886

(i)	Intangible assets consist of gaming license, trade name, and player relationships.

Note 3—UNAUDITED PRO FORMA FINANCIAL STATEMENTS TRANSACTION ADJUSTMENTS

a)	The following table illustrates the pro forma adjustments to cash and cash equivalents for the period ended June 30, 2018 (dollars in thousands):

June 30, 2018
Borrowings under ERI’s credit facility	$128,358
Cash consideration	(328,886)
Transaction costs	(530)
Vicksburg termination fee	5,000

Net cash outflow	$(196,058)

b)

Represents the estimated adjustment to step up Elgin’s property, plant and equipment (“PP&E”) to a fair value of approximately $59.0 million, an increase of approximately $23.8 million from the carrying value. The fair value estimate is preliminary and subject to change.

The fair value of land was determined using the market approach, which arrives at an indication of value by comparing the site being valued to sites that have been recently acquired in arm’s-length transactions. The market data is then adjusted for any significant differences, to the extent known, between the identified comparable sites and the site being valued. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost. With respect to personal property components of the assets, personal property assets with an active and identifiable secondary market such as riverboats, gaming equipment, computer equipment and vehicles were valued using the market approach. Other personal property assets such as furniture, fixtures, computer software, and restaurant equipment were valued using the cost approach which is based on replacement or reproduction costs of the asset.

The cost approach is an estimation of fair value developed by computing the current cost of replacing a property and subtracting any depreciation resulting from one or more of the following factors: physical deterioration, functional obsolescence, and/or economic obsolescence. The income approach incorporates all tangible and intangible property and served as a ceiling for the fair values of the acquired assets of the ongoing business enterprise, while still taking into account the premise of highest and best use. In the instance where the business enterprise value developed via the income approach was exceeded by the initial fair values of the underlying assets, an adjustment to reflect economic obsolescence was made to the tangible assets on a pro rata basis to reflect the contributory value of each individual asset to the enterprise as a whole.

Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight-line basis, the fair value assigned to Elgin’s property and equipment by the estimated remaining useful lives assigned to the assets. The following table illustrates the pro forma adjustments to depreciation expense (dollars in thousands):

	Six months ended June 30, 2018	Year ended December 31, 2017
To eliminate historical depreciation related to PP&E	$(3,693)	$(7,104)
To record new depreciation expense related to the fair value adjustments to PP&E	2,551	5,103

Total adjustments to depreciation of PP&E	$(1,142)	$(2,001)

c)

Represents the estimated adjustment for Elgin’s intangible assets and the recognition of the preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Elgin Acquisition.

The fair value of Elgin’s intangible assets is approximately $205.0 million. The fair value estimate is preliminary and subject to change. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial statements consist of the following (dollars in thousands):

	Fair Value	Useful Life
Trade Name(s)	$12,500	Indefinite
Gaming License	163,500	Indefinite
Player Relationships	29,000	4

Total Value of Intangible Assets	$205,000

The fair value of the gaming license was determined using the excess earnings or replacement cost methodology based on whether the license resides in gaming jurisdictions where competition is limited to a specified number of licensed gaming operators. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the gaming license intangible asset, which is net of charges for the use of other identifiable assets of the business including working capital, fixed assets and other intangible assets. Under the state’s gaming legislation, the property specific license can only be acquired if a theoretical buyer were to acquire each existing facility. The existing license could not be acquired and used for a different facility. The properties’ estimated future cash flows were the primary assumption in the respective valuations. Cash flow estimates included net gaming revenue, gaming operating expenses, general and administrative expenses, and tax expense. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the gaming license as an indicator of fair value.

ERI has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard required ERI to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, ERI’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, ERI determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. The renewal of a state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, ERI’s historical experience has not indicated, nor does ERI expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of this asset. Accordingly, ERI has preliminarily concluded that the useful lives of this license is indefinite.

Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, ERI would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, ERI avoids any such payments and record the related intangible value of ERI’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense. ERI has preliminarily assigned an indefinite useful life to the trademark.

Player relationships were valued using the cost approach and the incremental cash flow method under the income approach. The incremental cash flow method is used to estimate the fair value of an intangible asset based on a residual cash flow notion. This method measures the benefits (e.g., cash flows) derived from ownership of an acquired intangible asset as if it were in place, as compared to the acquirer’s expected cash flows as if the intangible asset were not in place (i.e., with-and-without). The residual or net cash flows of the two models is ascribable to the intangible asset.

Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense (dollars in thousands):

	Six months ended June 30, 2018	Year ended December 31, 2017
To record new amortization expense related to the fair value adjustments to intangible assets	$3,625	$7,250

Total adjustments to amortization of intangible assets	$3,625	$7,250

The following table illustrates the pro forma adjustments to goodwill (dollars in thousands):

To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Acquisition	$54,952

Total adjustments to goodwill	$54,952

d)	Reflects the elimination of Elgin’s deferred rent liabilities of $0.3 million as a purchase accounting adjustment.

e)

Reflects adjustments to current and long-term debt for anticipated borrowings to fund the Elgin acquisition. The adjustments to current and long-term debt are summarized as follows (dollars in thousands):

Anticipated new borrowings(i)	$128,358
Less: Increase to current portion of long-term debt	—

Increase to long-term debt	$128,358

(i)

Reflects estimated borrowings as of June 30, 2018 to consummate the Elgin Acquisition. Actual future borrowings may vary based on working capital needs, including statutory cage cash requirements, to operate the business following the Elgin Acquisition.

The following table illustrates the pro forma adjustments to interest expense for the six months ended June 30, 2018 and the year ended December 31, 2017 (dollars in thousands):

	Six months ended June 30, 2018	Year ended December 31, 2017
Interest expense on borrowings	$(3,286)	$(6,572)

f)

ERI and Elgin estimate incurring approximately $0.2 million and $0.3 million, respectively, for a total of $0.5 million in transaction related costs, as described in Note (1) as cash payout. Such costs consist primarily of legal, financial advisor, gaming license transfer fees, accounting and consulting costs, and was shown as a pro forma adjustment reducing retained earnings. These costs are not reflected in the unaudited pro forma condensed combined statement of operations because they are nonrecurring items that are directly related to the acquisitions.

The following table illustrates the pro forma adjustments to ERI and Elgin’s historical retained earnings (dollars in thousands):

	ERI	Elgin	Total
To record estimated transaction costs	$(250)	$(280)	$(530)
To record Vicksburg’s termination fee	5,000	—	5,000
To eliminate Elgin’s historical partners’ equity	—	(44,931)	(44,931)

Total adjustments to ERI historical retained earnings	$4,750	$(45,211)	$(40,461)

g)

Reflects the elimination of transaction related costs incurred by Elgin of $0.4 million during the six months ended June 30, 2018, as transaction related costs do not have a continuing effect on the combined company.

h)

Reflects the elimination of transaction related costs incurred by ERI of $1.3 million during the six months ended June 30, 2018, as transaction related costs do not have a continuing effect on the combined company.

i)

Column reflects pro forma adjustments related to the dispositions of Presque Isle Downs and Nemacolin. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet reflects the elimination of assets and liabilities of Presque Isle Downs and Nemacolin, the net proceeds from Presque Isle Downs for $171.2 million, inclusive of fees and working capital adjustment of $7.7 million, and the net proceeds from Nemacolin for $(0.6) million, inclusive of fees and net of working capital adjustment of $1.4 million. The estimated gain from the sale of Presque Isle Downs is approximately $23.0 million and the estimated loss from the sale of Nemacolin is approximately $3.6 million, reflected as an adjustment to retained earnings. The estimated gains and loss related to dispositions has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature. The pro forma adjustments on the Unaudited Pro Forma Statement of Operations reflect the elimination of historical revenues, expenses, and other income of Presque Isle Downs and Nemacolin for the twelve months ended December 31, 2017 and six months ended June 30, 2018. The adjustment also reflects the estimated income tax effect of the pro-forma adjustments. The tax effect of the pro-forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

j)

Column reflects pro forma adjustments related to the terminated sale of Lady Luck Vicksburg in July 2018. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet reflects the reclassification of assets and liabilities of Lady Luck Vicksburg from assets held-for-sale.

k)

Reflects the pro forma adjustment for the income tax effect of the historical income of Elgin as a result of its acquisition by ERI, as well as the income tax effect of the pro forma adjustments. With respect to the Unaudited Pro Forma Income Statements, a blended federal and state statutory tax rate of 25% and 40%, for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, has been assumed for the pro forma adjustments.

l)	Isle Acquisition

As described in the section discussing the Isle Acquisition above, ERI acquired Isle of Capri on May 1, 2017. The following tables discuss the pro forma adjustments related to the Isle Acquisition (dollars in thousands):

	Historical				Pro Forma
	Fiscal Year Ended December 31, 2017	Period from January 1, 2017 to April 30, 2017			Fiscal Year Ended December 31, 2017
	ERI	Isle of Capri Casinos Inc	Pro Forma Adjustments		ERI (adjusted for acquisition of Isle)
REVENUES:
Casino	$1,085,014	$271,750	$—		$1,356,764
Pari-mutuel commissions	14,013	4,429	—		18,442
Food and beverage	198,246	32,755	—		231,001
Hotel	133,338	14,557	—		147,895
Other	50,187	5,078	—		55,265

Net revenues	1,480,798	328,569	—		1,809,367

EXPENSES:
Casino	547,438	137,749	—		685,187
Pari-mutuel commissions	13,651	3,526	—		17,177
Food and beverage	169,848	15,487	—		185,335
Hotel	50,575	2,838	—		53,413
Other	32,156	2,058	—		34,214
Marketing and promotions	83,174	19,834	—		103,008
General and administrative	241,037	56,318	—		297,355
Corporate	30,739	8,447	—		39,186
Impairment charges	38,016	—	—		38,016
Depreciation and amortization	105,891	22,499	(3,324	) (a)	125,066

Total operating expenses	1,312,525	268,756	(3,324)		1,577,957
Gain (loss) on sale of disposal of property and equipment	(319)	(151)	—		(470)
Proceeds from terminated sale	20,000	—	—		20,000
Transaction expenses	(92,777)	—	—		(92,777)
Equity in income (loss) of unconsolidated affiliates	(367)	—	—		(367)

Operating income (loss)	94,810	59,662	3,324		157,796
OTHER INCOME (EXPENSE):
Interest expense, net	(99,769)	(21,549)	1,994	(b)	(119,324)
Loss on extinguishment of debt	(38,430)	(1,790)	—		(40,220)

Total other expense	(138,199)	(23,339)	1,994		(159,544)

NET INCOME (LOSS) BEFORE INCOME TAXES	(43,389)	36,323	5,318		(1,748)
(Provision) benefit for income taxes	116,769	(9,854)	(2,128	) (c)	104,787

NET INCOME	$73,380	$26,469	$3,190		$103,039

The related impact to the unaudited pro forma condensed combined statement of operations as a result of the fair value adjustments of the assets and liabilities of Isle of Capri as a result of the Isle Acquisition have been included in the discussion of pro forma adjustments above.

a)	Represents an adjustment to historical depreciation and amortization expense as a result of fair value of PP&E and intangible assists recognized for the period from January 1, 2017 to April 30, 2017.
b)

Represents additional interest expense of $19.6 million for the period from January 1, 2017 to April 30, 2017 as a result of refinancing activity incurred in conjunction with the Isle Acquisition off-set by the write off of Isle historical interest expenses of $21.5 million for the period from January 1, 2017 to April 30, 2017 as a result of debt paying down by ERI.

c)	The income tax adjustment assumes income taxes based on ERI’s historical statutory tax rate.

Note 4—UNAUDITED PRO FORMA FINANCIAL STATEMENT RECLASSIFICATION ADJUSTMENTS

Certain reclassifications have been recorded to the historical financial statements of Elgin to provide comparability and consistency for the anticipated post-combined company presentation.

Reclassifications were made between certain balance sheet accounts to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the companies.

Reclassifications were also made between expense line items, such as casino, gaming taxes and other costs, as well as marketing and promotions and general and administrative. Certain reclassifications were required to remain consistent with the changes made within revenue reclassifications.

As indicated in Note 1, ERI adopted ASC Topic 606 effective January 1, 2018, and elected to apply the full retrospective adoption method. Elgin had not adopted this standard prior to the acquisition by ERI. Accordingly, reclassifications and adjustments were made to reflect the adoption of ASC Topic 606 to the historical financial statements of Elgin to provide comparability and consistency for the anticipated post-combined company presentation.

The reclassifications reflect the anticipated presentation of the post-combination company’s financial statements and are subject to change.

Note 5—BORROWINGS

The unaudited condensed combined pro forma financial statements reflect the amount of estimated borrowings required to complete the Elgin Acquisition. The actual amount of available cash at closing (including cash balances related to the sale of Presque Isle Downs and Nemacolin) may vary materially from preliminary estimates. The pro forma financial statements also reflect an estimate of interest rates for the borrowings based on current market conditions and rates currently available and based on facilities with similar terms and tenors. However, the actual interest incurred may vary significantly based upon, among other things, market considerations, the amount of borrowing utilized.

A sensitivity analysis on interest expense for the six months ended June 30, 2018 and the year ended December 31, 2017 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the borrowings.

The following table shows the change in interest expense for the debt financing (dollars in thousands):

Interest expense assuming	Six months ended June 30, 2018	Year ended December 31, 2017
Increase of 0.125%	$2,937	$5,874
Decrease of 0.125%	2,777	5,553